Exhibit 10.0

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (this "MOU"), dated as of July 22, 2022, between Bear Face, LLC, a Nevada limited liability company (the "Buyer", “we” or “our”), and HFactor, Inc. (the "Company"), a Georgia corporation (the “Company”, “you” or “yours”) sets forth our mutual understandings with respect to the terms as set forth below (the “Investment”). Buyer and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”

1. Terms of Investment.

(a) Existing Debt/Noteholders. Upon execution of the MOU by the Parties, the Company shall use its best efforts to deliver to Buyer executed 1 year maturity date extensions and noteholder rights freezes (a “Freeze”, and collectively, “Freezes”) for each of the debt instruments held or controlled by R. Propper, C. Lemon, and L. Klingbaum (collectively, the “Notes”), in a form materially similar to the form heretofore agreed to by the Parties.

(b) Funding. Upon execution of the MOU, (i) Buyer shall purchase 600,000 shares of Company common stock through the Company’s Regulation A offering at $1.00 per share for a total investment of $600,000.00 (the “Investment Consideration”), and (ii) Company shall issue to Buyer 600 shares of Series D Preferred Stock in exchange Buyer executing a leak-out agreement in conjunction with the Regulation A subscription agreement. The Company shall distribute the Investment Consideration (after giving effect to all of the transactions contemplated by the MOU), to such payees listed on the “Expected Payout List”, attached to this MOU, over a maximum of the 45-day period immediately following the execution of this MOU, provided, however, that the Company may immediately pay the amounts set forth on the Schedule.

(c) Board of Directors. Upon execution of this MOU, the Company shall cause its sitting board of directors to resign by means of a written and signed resignation, in the form attached hereto. Such resignation shall be contemporaneous with the election by a supermajority of the holders of the Company’s Series C Preferred Stock of a new slate of directors whose names are delivered to the Company by the Buyer at the execution of this MOU (such new slate, the “New Board”). The Company shall enter into a customary release, waiver, and indemnity agreement in favor of the resigning directors, which agreement shall be binding on the Company, its successors and assigns, and each of its and their affiliates.

(d) Costs and Expenses. Attached to this MOU is a schedule of all invoices and amounts payable by the Company through the date of this MOU (the “Invoice Schedule”), including but not limited to the amount of all invoices from the Company’s attorneys, accountants and public relations persons and advertising persons The Company shall be responsible for all costs and expenses associated with the Company’s interests in pursuing the Investment, but only to the extent for each payee as set forth on the Invoice Schedule. Such costs shall be made available to be paid from the proceeds of the Investment as determined by the New Board.

(e) Series C Preferred Stock and Series D Preferred Stock. Except as set forth above in Section 1(c) or as directed in writing by the Company’s Board of Directors, Gail Levy shall refrain from exercising the voting rights of the Company’s Series C Preferred Stock; and (ii) the Company shall issue to Gail Levy the number of shares of its Series D Preferred Stock which is 10% of the then-total issued and outstanding shares of Series D Preferred Stock.

(f) Financial and Equity Transactions. Company shall not (i) engage in any capital raising activities, (ii) incur additional debts, (iii) issue additional shares of stock or warrants, and (iv) enter into any agreement for convertible debt of any kind without buyer’s consent.

(g) Balance Sheet, Capitalization Table, Shareholders and Holders of Convertible Debt and/or Warrants. The most current, updated and detailed (i) list of all debts and liabilities, as of the date of the MOU, (ii) a complete list of all shareholders with types and amounts of shares, (iii) a list of holders of any other type of convertible debt or warrant, and (iv) invoices of the Company’s accountants, attorneys, public relations advisors/consultants and any other professional of the Company, are attached hereto and incorporated herein by reference.

(h) Confidentiality. During the term of this MOU, neither Party may disclose information about the other parties business affairs, products/services, confidential intellectual property, trade secrets, third- party confidential information and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as "confidential", except to its attorneys, accounts and business/financial advisors.

(i) Governing Law. This MOU shall be governed by and construed in accordance with the internal laws of the state of Georgia, without giving effect to any choice or conflict of law provision or rule (whether of the state of Georgia or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the state of Georgia.

(j) No Third-Party Beneficiaries. Nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this MOU.

(k) No Assignment. Neither this MOU, nor any rights or obligations hereunder may be assigned, delegated or conveyed by either Party without the prior written consent of the other Party.

(l) Counterparts. This MOU may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

[SIGNATURE PAGE TO FOLLOW]

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Signature Page to Memorandum of Understanding

IN WITNESS WHEREOF, the Parties hereto have executed this MOU as of the date set forth above.

HFACTOR, INC.

By:/s/ Gail Levy
Name:Gail Levy
Title:CEO

BEAR FACE, LLC

By:/s Jason Boyd
Name:Jason Boyd
Title:Principal

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